Exhibit 99.1

Risks related to our business

A substantial portion of our revenues is derived from sales of our HIV products, particularly Atripla and Truvada. If we are unable to maintain or continue increasing sales of these products, our results of operations may be adversely affected.

We are currently dependent on sales of our products for the treatment of HIV infection, particularly Atripla and Truvada, to support our existing operations. Our HIV products contain tenofovir disoproxil fumarate and/or emtricitabine, which belong to the nucleoside class of antiviral therapeutics. Were the treatment paradigm for HIV to change, causing nucleoside-based therapeutics to fall out of favor, or if we were unable to continue increasing our HIV product sales, our results of operations would likely suffer and we would likely need to scale back our operations, including our spending on research and development (“R&D”) efforts. For the year ended December 31, 2009 and for the six months ended June 30, 2010, Atripla and Truvada product sales together were $4.87 billion and $2.71 billion, respectively, or 69% and 67%, respectively, of our total revenues. We may not be able to sustain the growth rate of sales of our HIV products, especially Atripla and Truvada, for any number of reasons including, but not limited to, the following:

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As our HIV products are used over a longer period of time in many patients and in combination with other products, and additional studies are conducted, new issues with respect to safety, resistance and interactions with other drugs may arise, which could cause us to provide additional warnings or contraindications on our labels, narrow our approved indications or halt sales of a product, each of which could reduce our revenues.

•	As our HIV products mature, private insurers and government reimbursers often reduce the amount they will reimburse patients for these products, which increases pressure on us to reduce prices.

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A large part of the market for our HIV products consists of patients who are already taking other HIV drugs. If we are not successful in encouraging physicians to change patients’ regimens to include our HIV products, the sales of our HIV products will be limited.

•	As generic HIV products are introduced into major markets, our ability to maintain pricing and market share may be affected.

A portion of our pre-tax income is derived from royalty revenue recognized from sales of Tamiflu by Roche. If sales of Tamiflu were to decrease, our pre-tax income will be disproportionately and adversely affected.

F. Hoffmann-La Roche Ltd (together with Hoffmann-La Roche Inc., “Roche”) markets Tamiflu worldwide for the treatment and prevention of influenza under a royalty-paying collaborative agreement with us. We recognized $83.8 million and $330.1 million in royalty revenue for the quarter ended June 30, 2010 and the six months ended June 30, 2010, respectively, related to royalties received from sales of Tamiflu by Roche. Although such royalty revenue represented approximately 4% and 8% of our total revenues in the second quarter of 2010 and the six months ended June 30, 2010, respectively, it represented 8% of our pre-tax income during the second quarter of 2010 and 15% of our pre-tax income during the six months ended June 30, 2010. Roche’s Tamiflu sales have unpredictable variability due to their strong relationship with global pandemic planning efforts. Tamiflu royalties increased sharply in 2009 and the first quarter of 2010 primarily as a result of pandemic planning initiatives worldwide. Tamiflu royalties declined sharply in the second quarter of 2010 due to the fulfillment of many of the existing pandemic orders from governments and corporations. Based on Roche’s reported sales of Tamiflu for the three months ended June 30, 2010, we expect Tamiflu royalties to further decrease to approximately $35 million in the third quarter of 2010. We recognize royalties on Tamiflu sales by Roche in the quarter following the quarter in which Tamiflu is sold. As sales of Tamiflu decrease, our royalty revenues will decrease and our pre-tax income will decrease disproportionately. Any such decrease could be material and could adversely impact our operating results.

Our results of operations will be adversely affected by current and potential future healthcare reforms.

Legislative and regulatory changes to government prescription drug procurement and reimbursement programs occur relatively frequently in the United States and foreign jurisdictions. In March 2010, healthcare reform legislation was adopted in the United States. As a result, we are required to further rebate or discount products reimbursed or paid for by various public payers, including Medicaid and other entities eligible to purchase discounted products through the 340B Drug Pricing Program under the Public Health Service Act, such as AIDS Drug Assistance Programs (“ADAPs”). The discounts, rebates and fees in the legislation that will impact us include:

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effective January 1, 2010, our minimum base rebate amount owed to Medicaid on products reimbursed by Medicaid has been increased by 8 percent, and the discounts or rebates we owe to ADAPs and other Public Health Service entities which reimburse or purchase our products have also been increased by 8 percent;

•	effective March 23, 2010, we are required to extend rebates to patients receiving our products through Medicaid managed care organizations;

•	effective January 1, 2011, we will be required to provide a 50 percent discount on products sold to patients while they are in the Medicare Part D “donut hole;” and

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effective 2011, we, along with other pharmaceutical manufacturers of branded drug products, will be required to pay a portion of a new industry fee (also known as the pharmaceutical excise tax), calculated based on select government sales during the 2010 calendar year as a percentage of total industry government sales.

We estimate that the full impact of healthcare reform for 2010 will be a reduction of approximately $200 million in U.S. product sales, and that the majority of this impact will occur in the third and fourth quarters of 2010 since some of the new discount and rebate requirements will take two quarters to fully implement. For 2011, excluding the effect of the new pharmaceutical excise tax, we estimate that the impact of healthcare reform on product sales will be similar to 2010 as a proportion of our U.S. product sales.

It is difficult to estimate the impact of healthcare reform on our financial results. Many of the specific determinations necessary to implement this new legislation have yet to be decided and communicated by the federal government. For example, we do not know how many or how quickly patients receiving our product under the Medicare Part D program will reach the “donut hole” or how the pharmaceutical excise tax will be calculated and allocated. In calculating the anticipated financial impacts of healthcare reform on us, we have made several estimates and assumptions with respect to our expected payer mix and the timing for implementing the various discounts, rebates and fees contained in the legislation.

Further, even though not addressed in the healthcare reform legislation, discussions continue at the federal level on legislation that would either allow or require the federal government to directly negotiate price concessions from pharmaceutical manufacturers or set minimum requirements for Medicare Part D pricing.

In addition, state Medicaid programs could request additional supplemental rebates on our products as a result of the increase in the federal base Medicaid rebate. Private insurers could also use the enactment of these increased rebates to exert pricing pressure on our products, and to the extent that private insurers or managed care programs follow Medicaid coverage and payment developments, the adverse effects may be magnified by private insurers adopting lower payment schedules.

Our existing products are subject to reimbursement from government agencies and other third parties. Pharmaceutical pricing and reimbursement pressures may reduce profitability.

Successful commercialization of our products depends, in part, on the availability of governmental and third party payer reimbursement for the cost of such products and related treatments. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. In the United States, the European Union and other significant or potentially significant markets for our products and product candidates, government authorities and third party payers are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. For example, a significant portion of our sales of the majority of our products are subject to significant discounts from list price and rebate obligations. In addition, state ADAPs, which purchase a significant portion of our HIV products, rely on federal, supplemental federal and state funding to help fund purchases of our products. If federal and state funds are not available in amounts sufficient to support the number of patients which rely on ADAPs, sales of our HIV products could be negatively impacted which would reduce our revenues. Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our product sales and profitability. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

In Europe, the success of our commercialized products, and any other product candidates we may develop, will depend largely on obtaining and maintaining government reimbursement, because in many European countries patients are unlikely to use prescription drugs that are not reimbursed by their governments. In addition, negotiating prices with governmental authorities can delay commercialization by 12 months or more. Reimbursement policies may adversely affect our ability to sell our products on a profitable basis. In many international markets, governments control the prices of prescription pharmaceuticals, including through the implementation of reference pricing, price cuts, rebates, revenue-related taxes and profit control, and expect prices of prescription pharmaceuticals to decline over the life of the product or as volumes increase. Recently, many countries in the European Union have increased the amount of discounts required on our products, and we expect this to continue as countries attempt to manage healthcare expenditures, especially in light of the global economic downturn. For example, effective June 2010, Spain imposed an incremental discount on all branded drugs and effective August 2010, Germany will increase the rebate on prescription pharmaceuticals, which will decrease revenues on our products in Spain and Germany. As new drugs come to market, we may face significant price decreases for our products across most of the European countries. We believe that this will continue into the foreseeable future as governments struggle with escalating healthcare spending. As a result of these pricing practices, it may become difficult to maintain our historic levels of profitability or to achieve expected rates of growth.

In addition, the non-retail sector in the United States, which includes government institutions, including state ADAP, correctional facilities and large health maintenance organizations, tends to be even less consistent in terms of buying patterns and often causes quarter over quarter fluctuations that do not necessarily mirror patient demand. For example, in the first quarter of 2010, non-retail purchases, driven by certain state ADAPs, were lower as a percentage of their federal ADAP fiscal year purchases compared to the first quarters of 2008 and 2009. We believe this decrease was driven by higher purchasing patterns observed during the last three quarters of 2009 as compared to the same period in 2008. The annual grant cycles for federal and state ADAP funds may cause ADAP purchasing patterns to not reflect patient demand, and we expect to continue to experience fluctuations in the purchasing patterns of our non-retail customers which may result in fluctuations in our product sales, revenues and earnings in the future.

We estimate the future demand for our products, consider the shelf life of our inventory and regularly review the realizability of our inventory. If actual demand is less than our estimated demand, we could be required to record inventory write-downs, which would have an adverse impact on our results of operations and our stock price.

If we fail to commercialize new products or expand the indications for existing products, our prospects for future revenues may be adversely affected.

If we do not introduce new products to market or increase sales of our existing products, we will not be able to increase or maintain our total revenues and continue to expand our R&D efforts. Drug development is inherently risky and many product candidates fail during the drug development process. For example, in December 2009, we announced our Phase 3 clinical trial evaluating darusentan for the treatment of resistant hypertension did not achieve its co-primary efficacy endpoints and as a result of this outcome, we decided to discontinue the development of darusentan for the treatment of resistant hypertension. Further, in April 2010, we announced our decision to terminate our Phase 2b clinical trial of GS 9450 for the treatment of chronic hepatitis C.

Approximately 45% of our product sales occur outside the United States, and currency fluctuations and hedging expenses may cause our earnings to fluctuate, which could adversely affect our stock price.

Because a significant percentage of our product sales are denominated in foreign currencies, primarily the Euro, we face exposure to adverse movements in foreign currency exchange rates. When the U.S. dollar strengthens against these foreign currencies, the relative value of sales made in the respective foreign currency decreases. Conversely, when the U.S. dollar weakens against these currencies, the relative value of such sales increases. Overall, we are a net receiver of foreign currencies and, therefore, benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to those foreign currencies in which we transact significant amounts of business.

We use foreign currency exchange forward and option contracts to hedge a percentage of our forecasted international sales, primarily those denominated in the Euro. We also hedge certain monetary assets and liabilities denominated in foreign currencies, which reduces but does not eliminate our exposure to currency fluctuations between the date a transaction is recorded and the date that cash is collected or paid. We cannot predict future fluctuations in the foreign currency exchange rate of the U.S. dollar. If the U.S. dollar appreciates significantly against certain currencies and our hedging program does not sufficiently offset the effects of such appreciation, our results of operations will be adversely affected and our stock price may decline.

Additionally, the expenses that we recognize in relation to our hedging activities can also cause our earnings to fluctuate. The level of hedging expenses that we recognize in a particular period is impacted by the changes in interest rate spreads between the foreign currencies that we hedge and the U.S. dollar.

Our inability to accurately estimate demand for our products, as well as sales fluctuations as a result of inventory levels held by wholesalers, pharmacies and non-retail customers make it difficult for us to accurately forecast sales and may cause our earnings to fluctuate, which could adversely affect our financial results and our stock price.

During the year ended December 31, 2009 and the six months ended June 30, 2010, approximately 85% and 84%, respectively, of our product sales in the United States were to three wholesalers, Cardinal Health, Inc., McKesson Corp. and AmerisourceBergen Corp. The U.S. wholesalers with whom we have entered into inventory management agreements make estimates to determine end user demand and may not be completely effective in matching their inventory levels to actual end user demand. As a result, changes in inventory levels held by those wholesalers can cause our operating results to fluctuate unexpectedly if our sales to these wholesalers do not match end user demand. In addition, inventory is held at retail pharmacies and other non-wholesale locations with whom we have no inventory management agreements and no control over buying patterns. Adverse changes in economic conditions or other factors may cause retail pharmacies to reduce their inventories of our products, which would reduce their orders from wholesalers and, consequently, the wholesalers’ orders from us, even if end user demand has not changed. For example, during the second quarter of 2009, the wholesalers increased their inventory levels for Atripla and Truvada, while inventory levels for Viread decreased. In the third quarter of 2009, the wholesalers drew down on their inventory such that inventory levels for Atripla and Truvada at the end of the third quarter of 2009 were more consistent with the levels held during the first quarter of 2009. As inventory in the distribution channel fluctuates from quarter to quarter, we may continue to see fluctuations in our earnings and a mismatch between prescription demand for our products and our revenues.

In addition, the non-retail sector in the United States, which includes government institutions, including state ADAP, correctional facilities and large health maintenance organizations, tends to be even less consistent in terms of buying patterns and often causes quarter over quarter fluctuations that do not necessarily mirror patient demand. For example, in the first quarter of 2010, non-retail purchases, driven by certain state ADAPs, were lower as a percentage of their federal ADAP fiscal year purchases compared to the first quarters of 2008 and 2009. We believe this decrease was driven by higher purchasing patterns observed during the last three quarters of 2009 as compared to the same period in 2008. The annual grant cycles for federal and state ADAP funds may cause ADAP purchasing patterns to not reflect patient demand, and we expect to continue to experience fluctuations in the purchasing patterns of our non-retail customers which may result in fluctuations in our product sales, revenues and earnings in the future.

In light of the global economic downturn and budget crisis faced by many Europe countries, we have observed variations in purchasing patterns induced by cost containment measures in Europe. We believe these measures have caused some purchasers to reduce inventory of our products in the distribution channels and in some cases even at the patient level which has decreased our revenues and caused fluctuations in our product sales and earnings. We may continue to see this trend in the future.

We face significant competition.

We face significant competition from large pharmaceutical and biotechnology companies, most of whom have substantially greater resources than we do. In addition, our competitors have more products and have operated in the fields in which we compete for longer than we have. Our HIV products compete primarily with products from the joint venture established by GlaxoSmithKline Inc. (“GSK”) and Pfizer Inc. (“Pfizer”) which markets fixed-dose combination products that compete with Atripla and Truvada. For example, lamivudine, marketed by this joint venture, is competitive with emtricitabine, the active pharmaceutical ingredient of Emtriva and a component of both Atripla and Truvada. In May 2010, the compound patent covering Epivir (lamivudine) itself expired in the United States. Generic lamivudine has been available in Spain since March 2010. Certain governments and third party payers or plans in the United States or Spain may use the entry of generic lamivudine to exert pricing pressure on our HIV products.

For Hepsera and Viread for treatment of chronic hepatitis B, we compete primarily with products produced by GSK, Bristol-Myers Squibb Company (“BMS”) and Novartis Pharmaceuticals Corporation (“Novartis”) in the United States, the European Union and China. For AmBisome, we compete primarily with products produced by Merck & Co., Inc. (“Merck”) and Pfizer. In addition, we are aware of at least two lipid formulations that claim similarity to AmBisome becoming available outside of the United States, including the possible entry of one such formulation in Greece. These formulations may reduce market demand for AmBisome. Furthermore, the manufacture of lipid formulations of amphotericin B is very complex and if any of these formulations are found to be unsafe, sales of AmBisome may be negatively impacted by association. Letairis competes directly with a product produced by Actelion Pharmaceuticals US, Inc. (“Actelion”) and indirectly with pulmonary arterial hypertension products from United Therapeutics Corporation and Pfizer. Ranexa competes predominantly with generic compounds from three distinct classes of drugs, beta-blockers, calcium channel blockers and long-acting nitrates for the treatment of chronic angina in the United States. Cayston competes with a product marketed by Novartis. Tamiflu competes with products sold by GSK and generic competitors.

In addition, a number of companies are pursuing the development of technologies which are competitive with our existing products or research programs. These competing companies include specialized pharmaceutical firms and large pharmaceutical companies acting either independently or together with other pharmaceutical companies. Furthermore, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection and may establish collaborative arrangements for competitive products or programs.

If significant safety issues arise for our marketed products or our product candidates, our future sales may be reduced, which would adversely affect our results of operations.

The data supporting the marketing approvals for our products and forming the basis for the safety warnings in our product labels were obtained in controlled clinical trials of limited duration and, in some cases, from post-approval use. As our products are used over longer periods of time by many patients with underlying health problems, taking numerous other medicines, we expect to continue to find new issues such as safety, resistance or drug interaction issues, which may require us to provide additional warnings or contraindications on our labels or narrow our approved indications, each of which could reduce the market acceptance of these products.

Our product Letairis, which was approved by the U.S. Food and Drug Administration (“FDA”) in June 2007, is a member of a class of compounds called endothelin receptor antagonists (“ERAs”) which pose specific risks, including serious risks of liver injury and birth defects. Because of these risks, Letairis is available only through the Letairis Education and Access Program (“LEAP”), a restricted distribution program intended to help physicians and patients learn about the risks associated with the product and assure appropriate use of the product. As the product is used by additional patients, we may discover new risks associated with Letairis which may result in changes to the distribution program and additional restrictions on the use of Letairis which may decrease demand for the product. For example, since the launch of Letairis, cases of edema in certain patients taking Letairis have been reported. This information has recently been added to the product label, which may negatively impact demand for the product.

If serious safety, resistance or drug interaction issues arise with our marketed products, sales of these products could be limited or halted by us or by regulatory authorities and our results of operations would be adversely affected.

Our operations depend on compliance with complex FDA and comparable international regulations. Failure to obtain broad approvals on a timely basis or to maintain compliance could delay or halt commercialization of our products.

The products we develop must be approved for marketing and sale by regulatory authorities and, once approved, are subject to extensive regulation by the FDA and comparable regulatory agencies in other countries. We are continuing clinical trials for Atripla, Truvada, Viread, Hepsera, Emtriva, AmBisome, Letairis, Ranexa and Cayston for currently approved and additional uses. We anticipate that we will file for marketing approval in additional countries and for additional indications and products over the next several years. These products may fail to receive such marketing approvals on a timely basis, or at all.

Further, our marketed products and how we manufacture and sell these products are subject to extensive regulation and review. Discovery of previously unknown problems with our marketed products or problems with our manufacturing or promotional activities may result in restrictions on our products, including withdrawal of the products from the market. If we fail to comply with applicable regulatory requirements, we could be subject to penalties including fines, suspensions of regulatory approvals, product recalls, seizure of products and criminal prosecution.

On September 27, 2007, President Bush signed into law the Food and Drug Administration Amendments Act of 2007, which significantly expanded the FDA’s authority, including, among other things, to:

•	require sponsors of marketed products to conduct post-approval clinical studies to assess a known serious risk, signals of serious risk or to identify an unexpected serious risk;

•	mandate labeling changes to products, at any point in a product’s lifecycle, based on new safety information; and

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require sponsors to implement a Risk Evaluation and Mitigation Strategy for a product which could include a medication guide, patient package insert, a communication plan to healthcare providers or other elements as the FDA deems are necessary to assure safe use of the drug, which could include imposing certain restrictions on distribution or use of a product.

Failure to comply with these or other requirements, if imposed on a sponsor by the FDA, could result in significant civil monetary penalties and our operating results may be adversely affected.

The results and anticipated timelines of our clinical trials are uncertain and may not support continued development of a product pipeline, which would adversely affect our prospects for future revenue growth.

We are required to demonstrate the safety and efficacy of products that we develop for each intended use through extensive preclinical studies and clinical trials. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. Even successfully completed large-scale clinical trials may not result in marketable products. If any of our product candidates fails to achieve its primary endpoint in clinical trials, if safety issues arise or if the results from our clinical trials are otherwise inadequate to support regulatory approval of our product candidates, commercialization of that product candidate could be delayed or halted. For example, in December 2009, we announced our Phase 3 clinical trial evaluating darusentan for the treatment of resistant hypertension did not achieve its co-primary efficacy endpoints and as a result of this outcome, we decided to discontinue the development of darusentan for the treatment of resistant hypertension. Further, in April 2010, we announced our decision to terminate our Phase 2b clinical trial of GS 9450 for the treatment of chronic hepatitis C. In addition, we may also face challenges in clinical trial protocol design. If the clinical trials for any of the product candidates in our pipeline are delayed or terminated, our prospects for future revenue growth would be adversely impacted. For example, we face numerous risks and uncertainties with our product candidates, including elvitegravir, our novel HIV integrase inhibitor for the treatment of HIV infection; the fixed-dose regimen of elvitegravir, cobicistat (formerly GS 9350) and Truvada for the treatment of HIV in treatment-naïve patients; the fixed-dose combination of Truvada and TMC278 for the treatment of HIV infection; and ambrisentan for the treatment of idiopathic pulmonary fibrosis (“IPF”), each currently in Phase 3 clinical trials, that could prevent completion of development of these product candidates. These risks include our ability to enroll patients in clinical trials, the possibility of unfavorable results of our clinical trials, the need to modify or delay our clinical trials or to perform additional trials and the risk of failing to obtain FDA and other regulatory body approvals. As a result, our product candidates may never be successfully commercialized. Further, we may make a strategic decision to discontinue development of our product candidates if, for example, we believe commercialization will be difficult relative to other opportunities in our pipeline. If these programs and others in our pipeline cannot be completed on a timely basis or at all, then our prospects for future revenue growth may be adversely impacted. In addition, clinical trials involving our commercial products could raise new safety issues for our existing products, which could in turn decrease our revenues and harm our business.

Due to our reliance on third party contract research organizations to conduct our clinical trials, we are unable to directly control the timing, conduct, expense and quality of our clinical trials.

We extensively outsource our clinical trial activities and usually perform only a small portion of the start-up activities in-house. We rely on independent third party contract research organizations (“CROs”), to perform most of our clinical studies, including document preparation, site identification, screening and preparation, pre-study visits, training, program management and bioanalytical analysis. Many important aspects of the services performed for us by the CROs are out of our direct control. If there is any dispute or disruption in our relationship with our CROs, our clinical trials may be delayed. Moreover, in our regulatory submissions, we rely on the quality and validity of the clinical work performed by third party CROs. If any of our CROs’ processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be adversely impacted.

We depend on relationships with other companies for sales and marketing performance and revenues. Failure to maintain these relationships, poor performance by these companies or disputes with these companies could negatively impact our business.

We rely on a number of significant collaborative relationships with major pharmaceutical companies for our sales and marketing performance in certain territories. These include collaborations with BMS for Atripla in the United States, Europe and Canada; Roche for Tamiflu; and GSK for ambrisentan in territories outside of the United States. In some countries, we rely on international distributors for sales of Truvada, Viread, Hepsera, Emtriva and AmBisome. Some of these relationships also involve the clinical development of these products by our partners. Reliance on collaborative relationships poses a number of risks, including the risk that:

•	we are unable to control the resources our corporate partners devote to our programs or products;

•	disputes may arise with respect to the ownership of rights to technology developed with our corporate partners;

•	disagreements with our corporate partners could cause delays in, or termination of, the research, development or commercialization of product candidates or result in litigation or arbitration;

•	contracts with our corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

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our corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

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our corporate partners with marketing rights may choose to pursue competing technologies or to devote fewer resources to the marketing of our products than they do to products of their own development; and

•	our distributors and our corporate partners may be unable to pay us, particularly in light of current economic conditions.

Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenues from products could decline.

Under our April 2002 licensing agreement with GSK, we gave GSK the right to control clinical and regulatory development and commercialization of Hepsera in territories in Asia, Africa and Latin America. These include major markets for Hepsera, such as China, Japan, Taiwan and South Korea. In November 2009, we entered into an agreement with GSK that provided GSK with exclusive commercialization rights and registration responsibilities for Viread for the treatment of chronic hepatitis B in China. The success of Hepsera and Viread for the treatment of chronic hepatitis B in these territories depends almost entirely on the efforts of GSK. In this regard, GSK promotes Epivir-HBV/Zeffix, a product that competes with Hepsera. Consequently, GSK’s marketing strategy for Hepsera and Viread for the treatment of chronic hepatitis B may be influenced by its promotion of Epivir-HBV/Zeffix. We receive royalties from GSK equal to a percentage of GSK’s net sales of Hepsera and Viread for the treatment of chronic hepatitis B as well as net sales of GSK’s Epivir-HBV/Zeffix. If GSK fails to devote sufficient resources to, or does not succeed in developing or commercializing Hepsera or Viread for the treatment of chronic hepatitis B in its territories, our potential revenues in these territories may be substantially reduced.

In addition, Cayston and Letairis are distributed through third party specialty pharmacies, which are pharmacies specializing in the dispensing of medications for complex or chronic conditions that may require a high level of patient education and ongoing counseling. The use of specialty pharmacies requires significant coordination with our sales and marketing, medical affairs, regulatory affairs, legal and finance organizations and involves risks, including but not limited to risks that these specialty pharmacies will:

•	not provide us with accurate or timely information regarding their inventories, patient data or safety complaints;

•	not effectively sell or support Cayston or Letairis;

•	not devote the resources necessary to sell Cayston or Letairis in the volumes and within the time frames that we expect;

•	not be able to satisfy their financial obligations to us or others; or

•	cease operations.

We also rely on a third party to administer LEAP, the restricted distribution program designed to support Letairis. This third party provides information and education to prescribers and patients on the risks of Letairis, confirms insurance coverage and investigates alternative sources of reimbursement or assistance, ensures fulfillment of the risk management requirements mandated for Letairis by the FDA and coordinates and controls dispensing to patients through the third party specialty pharmacies. Failure of this third party or the specialty pharmacies that distribute Letairis to perform as expected may result in regulatory action from the FDA or decreased Letairis sales, either of which would harm our business.

Further, Cayston may only be taken by patients using a specific inhalation device that delivers the drug to the lungs of patients. Our ongoing distribution of Cayston is entirely reliant upon the manufacturer of that device. For example, the manufacturer could encounter other issues with regulatory agencies related to the device or be unable to supply sufficient quantities of this device. In addition, the manufacturer may not be able to provide adequate warranty support for the device after it has been distributed to patients. With respect to distribution of the drug and device to patients, we are reliant on the capabilities of specialty pharmacies. For example, the distribution channel for drug and device is complicated and requires coordination. The reimbursement approval processes associated with both drug and device are similarly complex. If the device manufacturer is unable to obtain reimbursement approval or receives approval at a lower-than-expected price, sales of Cayston may be adversely affected. Any of the previously described issues may limit the sales of Cayston, which would adversely affect our financial results.

Expenses associated with clinical trials may cause our earnings to fluctuate, which could adversely affect our stock price.

The clinical trials required for regulatory approval of our products, as well as clinical trials we are required to conduct after approval, are very expensive. It is difficult to accurately predict or control the amount or timing of these expenses from quarter to quarter, and the FDA and/or other regulatory agencies may require more clinical testing than we originally anticipated. Uneven and unexpected spending on these programs may cause our operating results to fluctuate from quarter to quarter, and our stock price may decline.

Our success will depend to a significant degree on our ability to protect our patents and other intellectual property rights both domestically and internationally. We may not be able to obtain effective patents to protect our technologies from use by competitors and patents of other companies could require us to stop using or pay for the use of required technology.

Patents and other proprietary rights are very important to our business. Our success will depend to a significant degree on our ability to:

•	obtain patents and licenses to patent rights;
•	preserve trade secrets; and
•	operate without infringing on the proprietary rights of others.

If we have a properly designed and enforceable patent, it can be more difficult for our competitors to use our technology to create competitive products and more difficult for our competitors to obtain a patent that prevents us from using technology we create. As part of our business strategy, we actively seek patent protection both in the United States and internationally and file additional patent applications, when appropriate, to cover improvements in our compounds, products and technology.

We have a number of U.S. and foreign patents, patent applications and rights to patents related to our compounds, products and technology, but we cannot be certain that issued patents will be enforceable or provide adequate protection or that pending patent applications will result in issued patents. Patent applications are confidential for a period of time until a patent is issued.

As a result, we may not know if our competitors filed patent applications for technology covered by our pending applications or if we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents. In addition, if competitors file patent applications covering our technology, we may have to participate in interference proceedings or litigation to determine the right to a patent. Litigation and interference proceedings are expensive, such that, even if we are ultimately successful, our results of operations may be adversely affected by such events.

From time to time, certain individuals or entities may challenge our patents. For example, in 2007, the Public Patent Foundation filed requests for re-examination with the United States Patent and Trademark Office (“PTO”) challenging four of our patents related to tenofovir disoproxil fumarate, which is an active ingredient in Truvada, Atripla and Viread. The PTO granted these requests and issued non-final rejections for the four patents, which is a step common in a proceeding to initiate the re-examination process. In 2008, the PTO confirmed the patentability of all four patents.

Although we were successful in responding to the PTO office actions in the instance above, similar organizations may still challenge our patents in foreign jurisdictions. For example, in April 2008, the Brazilian Health Ministry, citing the U.S. patent re-examination proceedings as grounds for rejection, requested that the Brazilian patent authority issue a decision that is not supportive of our patent application for tenofovir disoproxil fumarate in Brazil. In August 2008, an examiner in the Brazilian patent authority issued a final rejection of our fumarate salt patent application, the only patent application for tenofovir disoproxil fumarate we have filed in Brazil. We then filed an appeal within the patent authority responding to the questions raised in the rejection. In July 2009, the Brazilian patent authority again rejected the application. This was the highest level of appeal available to us within the Brazilian patent authority. We have filed a civil action in Brazilian federal court to further appeal the action of the Brazilian patent authority. We cannot predict the outcome of this proceeding on our tenofovir disoproxil fumarate patent application. If we are unable to successfully appeal the decision by the patent authority in the courts, the Brazilian government would likely purchase generic tenofovir disoproxil fumarate, which would significantly reduce our sales of HIV products in Brazil. In 2009, the Brazilian government purchased approximately $50 million of our HIV products. For 2010, we anticipate that purchases of our HIV products by the Brazilian government will be at a similar level.

As another example, the Patent Office of India initially allowed our claims covering tenofovir disoproxil and tenofovir disoproxil fumarate. However, under Indian civil procedure, prior to the official grant of the allowed applications, several parties filed legal actions to protest the decision to grant the patents. In August 2009, the Indian Patent Office announced that it had decided these actions against us and would not therefore allow the patents to be granted. We have filed an appeal within the Indian Patent Office on both of these applications. We cannot predict the outcome of these proceedings. If we are unable to successfully appeal these decisions, any further appeals will have to be pursued in the Indian court system, and may ultimately prove unsuccessful. In the meantime, any competitor is able to sell generic tenofovir disoproxil fumarate in India. In addition, if we are unable to successfully appeal any further negative decisions by the Indian Patent Office in the Indian courts, these competitors would be able to continue to sell generic tenofovir disoproxil fumarate, which could reduce the amount of royalties we receive from our Indian generic licenses.

Patents do not cover ranolazine, the active ingredient of Ranexa. Instead, when it was discovered that only a sustained release formulation of ranolazine would achieve therapeutic plasma levels, patents were obtained on those formulations and the characteristic plasma levels they achieve. Patents do not cover the active ingredients in AmBisome. In addition, we do not have patent filings in China or certain other Asian countries covering all forms of adefovir dipivoxil, the active ingredient in Hepsera. Asia is a major market for therapies for hepatitis B, the indication for which Hepsera has been developed.

We may obtain patents for certain products many years before marketing approval is obtained for those products. Because patents have a limited life, which may begin to run prior to the commercial sale of the related product, the commercial value of the patent may be limited. However, we may be able to apply for patent term extensions.

As part of the approval process of some of our products, the FDA granted an exclusivity period during which other manufacturers’ applications for approval of generic versions of our product will not be granted. Generic manufacturers often wait to challenge the patents protecting products that have been granted exclusivity until one year prior to the end of the exclusivity period. From time to time, we have received notices from manufacturers indicating that they intend to import chemical intermediates possibly for use in making our products. It is, therefore, possible that generic manufacturers are considering attempts to seek FDA approval for a similar or identical drug through an abbreviated new drug application (“ANDA”), which is the application form typically used by manufacturers seeking approval of a generic drug. If our patents are subject to challenges, we may need to spend significant resources to defend such challenges and we may not be able to defend our patents successfully.

For example, in November 2008, we received notice that Teva Pharmaceuticals (“Teva”) submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Truvada. In the notice, Teva alleges that two of the patents associated with emtricitabine are invalid, unenforceable and/or will not be infringed by Teva’s manufacture, use or sale of a generic version of Truvada. In December 2008, we filed a lawsuit against Teva for infringement of the two emtricitabine patents. In March 2009, we received notice that Teva submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Atripla. In the notice, Teva challenged the same two emtricitabine patents. In May 2009, we filed another lawsuit against Teva for infringement of the two emtricitabine patents, and this lawsuit was consolidated with the lawsuit filed in December 2008. In January 2010, we received notice that Teva submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Viread. In the notice, Teva challenged four of the tenofovir patents protecting Viread. In January 2010, we also received notices from Teva amending its ANDAs related to Truvada and Atripla. In the notice related to Truvada, Teva challenged four patents related to tenofovir and two additional patents related to emtricitabine. In the notice related to Atripla, Teva challenged four patents related to tenofovir, two additional patents related to emtricitabine and two patents related to efavirenz. In March 2010, we filed a lawsuit against Teva for infringement of the four Viread patents and two additional emtricitabine patents. In March 2010, BMS and Merck filed a lawsuit against Teva for infringement of the patents related to efavirenz.

In June 2010, we received notice that Lupin Limited submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Ranexa. In the notice, Lupin alleges that ten of the patents associated with Ranexa are invalid, unenforceable and/or will not be infringed by Lupin’s manufacture, use or sale of a generic version of Ranexa. In July 2010, we filed a lawsuit against Lupin for infringement of our patents for Ranexa.

We cannot predict the ultimate outcome of these actions, and we may spend significant resources enforcing these patents. If we are unsuccessful in these lawsuits, some or all of our original claims in the patents may be narrowed or invalidated and the patent protection for Truvada, Atripla, Viread and Ranexa in the United States could be substantially shortened. Further, if all of the patents covering those products are invalidated, the FDA could approve the requests to manufacture a generic version of such products.

Our success depends in large part on our ability to operate without infringing upon the patents or other proprietary rights of third parties.

If we infringe the patents of others, we may be prevented from commercializing products or may be required to obtain licenses from these third parties. We may not be able to obtain alternative technologies or any required license on reasonable terms or at all. If we fail to obtain these licenses or alternative technologies, we may be unable to develop or commercialize some or all of our products. For example, we are aware of a body of patents that may relate to our operation of LEAP, our restricted distribution program designed to support Letairis. In addition, Actelion, which markets Tracleer, has applied for a patent that claims a method of use for ERAs for the treatment of IPF. If issued, this patent may interfere with our efforts to commercialize our own ERA, ambrisentan, for the treatment of IPF.

Furthermore, we use significant proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

Manufacturing problems could delay product shipments and regulatory approvals, which may adversely affect our results of operations.

We depend on third parties to perform manufacturing activities effectively and on a timely basis for the majority of our solid dose products. In addition, Roche, either by itself or through third parties, is responsible for manufacturing Tamiflu. The manufacturing process for pharmaceutical products is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. We, our third party manufacturers and our corporate partners are subject to the FDA’s current Good Manufacturing Practices (“GMP”), which are extensive regulations governing manufacturing processes, stability testing, record keeping and quality standards. Similar regulations are in effect in other countries.

Our manufacturing operations are also subject to routine inspections by regulatory agencies. For example, in January and February 2010, the FDA conducted a routine inspection of our San Dimas, California, manufacturing and distribution facility. At the conclusion of that inspection, the FDA issued Form 483 Inspectional Observations stating concerns over: the maintenance of aseptic processing conditions in the manufacturing suite for our AmBisome product; environmental maintenance issues in the San Dimas warehousing facility; batch sampling; and the timeliness of completion of annual product quality reports. In May 2010, we learned that FDA may be considering issuing a Warning Letter to us arising from this inspection. If the FDA issues a Warning Letter to us, it could affect our ability to receive export certificates or approvals of regulatory applications associated with the products at issue in the Warning Letter. We believe that we have addressed all of the concerns raised by the FDA in its inspection. However, if as a result of a Warning Letter, we are unable to receive export or regulatory approvals for

AmBisome or any other products at issue, we may be unable to sell sufficient quantities of these products to meet market demand, which would decrease our revenues and harm our business. As described further in the risk factor entitled “We may not be able to obtain materials or supplies necessary to conduct clinical trials or to manufacture and sell our products, which would limit our ability to generate revenues” below, we manufacture AmBisome and Cayston and fill and finish Macugen exclusively at our San Dimas facility.

Additionally, these third party manufacturers and corporate partners are independent entities who are subject to their own unique operational and financial risks which are out of our control. If we or any of these third party manufacturers or corporate partners fail to perform as required, this could impair our ability to deliver our products on a timely basis or receive royalties or cause delays in our clinical trials and applications for regulatory approval. To the extent these risks materialize and affect their performance obligations to us, our financial results may be adversely affected.

Our ability to successfully manufacture and commercialize Cayston will depend upon our ability to manufacture in a multi-product facility.

Aztreonam, the active pharmaceutical ingredient in Cayston, is a mono-bactam Gram-negative antibiotic that we manufacture, by ourselves or through third parties, in multi-product manufacturing facilities. Historically, the FDA has permitted the manufacture of mono-bactams in multi-product manufacturing facilities; however, there can be no assurance that the FDA will continue to allow this practice. We do not currently have a single-product facility that can be dedicated to the manufacture of Cayston nor have we engaged a contract manufacturer with a single-product facility for Cayston. If the FDA prohibits the manufacture of mono-bactam antibiotics, like aztreonam, in multi-product manufacturing facilities in the future, we may not be able to procure a single-product manufacturing facility in a timely manner, which would adversely affect our commercial supplies of Cayston and our anticipated financial results attributable to such product.

We may not be able to obtain materials or supplies necessary to conduct clinical trials or to manufacture and sell our products, which would limit our ability to generate revenues.

We need access to certain supplies and products to conduct our clinical trials and to manufacture our products. In light of the global economic downturn, we have had increased difficulty in purchasing certain of the raw materials used in our manufacturing process. If we are unable to purchase sufficient quantities of these materials or find suitable alternate materials in a timely manner, our development efforts for our product candidates may be delayed or our ability to manufacture our products would be limited, which would limit our ability to generate revenues.

Suppliers of key components and materials must be named in an NDA filed with the FDA for any product candidate for which we are seeking FDA approval, and significant delays can occur if the qualification of a new supplier is required. Even after a manufacturer is qualified by the FDA, the manufacturer must continue to expend time, money and effort in the area of production and quality control to ensure full compliance with GMP. Manufacturers are subject to regular, periodic inspections by the FDA following initial approval. If, as a result of these inspections, the FDA determines that the equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may suspend the manufacturing operations. If the manufacturing operations of any of the single suppliers for our products are suspended, we may be unable to generate sufficient quantities of commercial or clinical supplies of product to meet market demand, which would in turn decrease our revenues and harm our business. In addition, if delivery of material from our suppliers were interrupted for any reason, we may be unable to ship certain of our products for commercial supply or to supply our products in development for clinical trials. In addition, some of our products and the materials that we utilize in our operations are made at only one facility. For example, we manufacture AmBisome and Cayston and fill and finish Macugen exclusively at our facilities in San Dimas, California. In the event of a disaster, including an earthquake, equipment failure or other difficulty, we may be unable to replace this manufacturing capacity in a timely manner and may be unable to manufacture AmBisome, Cayston and Macugen to meet market needs.

Cayston is dependent on two different third party single-source suppliers. First, aztreonam, the active pharmaceutical ingredient in aztreonam for inhalation solution, is manufactured by a single supplier at a single site. Second, it is administered to the lungs of patients through a device that is made by a single supplier at a single site. Disruptions or delays with any of these single suppliers could adversely affect our ability to produce Cayston in adequate quantities to support our commercial launch of Cayston, and we cannot be sure that alternative suppliers can be identified in a timely manner, or at all.

In addition, we depend on a single supplier for high quality cholesterol, which is used in the manufacture of AmBisome. We also depend on single suppliers for the active pharmaceutical ingredient of Vistide, Ranexa and Cayston and for the tableting of Emtiva and Letairis. Astellas US LLC, which markets Lexiscan in the United States, is responsible for the commercial manufacture and supply of product in the United States and is dependent on a single supplier for the active pharmaceutical ingredient of Lexiscan. Problems with any of the single suppliers we depend on may negatively impact our development and commercialization efforts.

We face credit risks from our European customers that may adversely affect our results of operations.

Our European product sales to government-owned or supported customers in Greece, Italy, Portugal and Spain are subject to significant payment delays due to government funding and reimbursement practices. This has resulted and may continue to result in an increase in days sales outstanding due to the average length of time that we have accounts receivable outstanding. Our accounts receivable in these countries totaled approximately $806.8 million as of June 30, 2010, of which $343.7 million was more than 120 days past due based on contractual payment terms. Historically, receivables balances with certain publicly-owned hospitals accumulate over a period of time and are then subsequently settled as large lump sum payments. If significant changes were to occur in the reimbursement practices of these European governments or if government funding becomes unavailable, we may not be able to collect on amounts due to us from these customers and our results of operations would be adversely affected. For example, at June 30, 2010, we had $102.9 million due from publicly-owned hospitals in Greece. Currently, the Greek government is contemplating a proposal to settle their outstanding receivables with zero-coupon bonds. The proposal has not yet been approved by Greek Parliament. In the event that no settlement proposals are put forth and Greece defaulted on its debt, we may be unable to collect some or all of these amounts due.

Our revenues and gross margin could be reduced by imports from countries where our products are available at lower prices.

Prices for our products are based on local market economics and competition and sometimes differ from country to country. Our sales in countries with relatively higher prices may be reduced if products can be imported into those or other countries from lower price markets. There have been cases in which other pharmaceutical products were sold at steeply discounted prices in the developing world and then re-exported to European countries where they could be re-sold at much higher prices. If this happens with our products, particularly Truvada and Viread, which we have agreed to make available at substantially reduced prices to 130 countries participating in our Gilead Access Program, or Atripla, which Merck distributes at substantially reduced prices to HIV infected patients in developing countries under our August 2006 agreement, our revenues would be adversely affected. In addition, we have established partnerships with thirteen Indian generic manufacturers to distribute high-quality, low-cost generic versions of tenofovir disoproxil fumarate to 95 developing world countries, including India. If generic versions of our medications under these licenses are then re-exported to the United States, Europe or other markets outside of these 95 countries, our revenues would be adversely affected.

In addition, purchases of our products in countries where our selling prices are relatively low for resale in countries in which our selling prices are relatively high may adversely impact our revenues and gross margin and may cause our sales to fluctuate from quarter to quarter. For example, in the European Union, we are required to permit products purchased in one country to be sold in another country. Purchases of our products in countries where our selling prices are relatively low for resale in countries in which our selling prices are relatively high affect the inventory level held by our wholesalers and can cause the relative sales levels in the various countries to fluctuate from quarter to quarter and not reflect the actual consumer demand in any given quarter. These quarterly fluctuations may impact our earnings, which could adversely affect our stock price and harm our business.

Expensive litigation and government investigations may reduce our earnings.

In November 2008, we received notice that Teva submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Truvada. In the notice, Teva alleges that two of the patents associated with emtricitabine are invalid, unenforceable and/or will not be infringed by Teva’s manufacture, use or sale of a generic version of Truvada. In December 2008, we filed a lawsuit against Teva for infringement of the two emtricitabine patents. In March 2009, we received notice that Teva submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Atripla. In the notice, Teva challenged the same two emtricitabine patents. In May 2009, we filed another lawsuit against Teva for infringement of the two emtricitabine patents, and this lawsuit was consolidated with the lawsuit filed in December 2008. In January 2010, we received notice that Teva submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Viread. In the notice, Teva challenged four of the tenofovir patents protecting Viread. In January 2010, we also received notices from Teva amending its ANDAs related to Truvada and Atripla. In the notice related to Truvada, Teva challenged four patents related to tenofovir and two additional patents related to emtricitabine. In the notice related to Atripla, Teva challenged four patents related to tenofovir, two additional patents related to emtricitabine and two patents related to efavirenz. In March 2010, we filed a lawsuit against Teva for infringement of the four Viread patents and two additional emtricitabine patents. In March 2010, BMS and Merck filed a lawsuit against Teva for infringement of the patents related to efavirenz.

In June 2010, we received notice that Lupin Limited submitted an ANDA to the FDA requesting permission to manufacture and market a generic version of Ranexa. In the notice, Lupin alleges that ten of the patents associated with Ranexa are invalid, unenforceable and/or will not be infringed by Lupin’s manufacture, use or sale of a generic version of Ranexa. In July 2010, we filed a lawsuit against Lupin for infringement of our patents for Ranexa.

We cannot predict the ultimate outcome of these actions, and we may spend significant resources enforcing these patents. If we are unsuccessful in these lawsuits, some or all of our original claims in the patents may be narrowed or invalidated and the patent protection for Truvada, Atripla, Viread and Ranexa in the United States could be substantially shortened. Further, if all of the patents covering those products are invalidated, the FDA could approve the requests to manufacture a generic version of such products.

In addition, in August 2009, we received a subpoena from the Office of the Inspector General of the U.S. Department of Health and Human Services requesting documents regarding the development, marketing and sales of Ranexa. We have been cooperating and will continue to cooperate with any related governmental inquiry.

The outcome of the lawsuits above, any other lawsuits that may be brought against us, the investigation or any other such investigations brought against us, are inherently uncertain, and adverse developments or outcomes can result in significant expenses, monetary damages, penalties or injunctive relief against us that could significantly reduce our earnings and cash flows and harm our business.

In some countries, we may be required to grant compulsory licenses for our products or face generic competition for our products.

In a number of developing countries, government officials and other interested groups have suggested that pharmaceutical companies should make drugs for HIV infection available at low cost. Alternatively, governments in those developing countries could require that we grant compulsory licenses to allow competitors to manufacture and sell their own versions of our products, thereby reducing our product sales. For example, in the past, certain offices of the government of Brazil have expressed concern over the affordability of our HIV products and declared that they were considering issuing compulsory licenses to permit the manufacture of otherwise patented products for HIV infection, including Viread. In July 2009, the Brazilian patent authority rejected our patent application for tenofovir disoproxil fumarate, the active pharmaceutical ingredient in Viread. This was the highest level of appeal available to us within the Brazilian patent authority. We have filed a civil action in Brazilian federal court to further appeal the action of the Brazilian patent authority. If we are unable to successfully appeal the decision by the patent authority in the courts, the Brazilian government would likely purchase generic tenofovir disoproxil fumarate, which would significantly reduce our sales of HIV products in Brazil. In 2009, the Brazilian government purchased approximately $50 million of our HIV products. For 2010, we anticipate that purchases of our HIV products by the Brazilian government will be at a similar level.

In addition, concerns over the cost and availability of Tamiflu related to a potential avian flu pandemic and H1N1 influenza have generated international discussions over compulsory licensing of our Tamiflu patents. For example, the Canadian government may allow Canadian manufacturers to manufacture and export the active ingredient in Tamiflu to eligible developing and least developed countries under Canada’s Access to Medicines Regime. Furthermore, Roche has issued voluntary licenses to permit third party manufacturing of Tamiflu. For example, Roche has granted a sublicense to Shanghai Pharmaceutical (Group) Co., Ltd. for China and a sublicense to India’s Hetero Drugs Limited for India and certain developing countries. Should one or more compulsory licenses be issued permitting generic manufacturing to override our Tamiflu patents, or should Roche issue additional voluntary licenses to permit third party manufacturing of Tamiflu, those developments could reduce royalties we receive from Roche’s sales of Tamiflu. Certain countries do not permit enforcement of our patents, and third party manufacturers are able to sell generic versions of our products in those countries. Compulsory licenses or sales of generic versions of our products could significantly reduce our sales and adversely affect our results of operations, particularly if generic versions of our products are imported into territories where we have existing commercial sales.

We may face significant liability resulting from our products that may not be covered by insurance and successful claims could materially reduce our earnings.

The testing, manufacturing, marketing and use of our commercial products, as well as product candidates in development, involve substantial risk of product liability claims. These claims may be made directly by consumers, healthcare providers, pharmaceutical companies or others. In recent years, coverage and availability of cost-effective product liability insurance has decreased. In addition, the cost to defend lawsuits or pay damages for product liability claims may exceed our coverage. If we are unable to maintain adequate coverage or if claims exceed our coverage, our financial condition and our ability to clinically test our product candidates and to market our products will be adversely impacted. In addition, negative publicity associated with any claims, regardless of their merit, may decrease the future demand for our products and impair our financial condition.

Our assumptions used to determine our self-insurance levels could be wrong and materially impact our business.

We continually evaluate our levels of self-insurance based on historical claims experience, demographic factors, severity factors and other actuarial assumptions. However, if future occurrences and claims differ from these assumptions and historical trends, our business, financial results and financial condition could be materially impacted by claims and other expenses.

Changes in our effective income tax rate could reduce our earnings.

Various factors may have favorable or unfavorable effects on our income tax rate. These factors include, but are not limited to, interpretations of existing tax laws, changes in tax laws and rates, our portion of the non-tax deductible pharmaceutical excise tax that we will be required to pay starting in 2011 as a result of the enactment of U.S. healthcare reform legislation, the accounting for stock options and other share-based payments, mergers and acquisitions, future levels of R&D spending, changes in accounting standards, changes in the mix of earnings in the various tax jurisdictions in which we operate, changes in overall levels of pre-tax earnings and resolution of federal, state and foreign income tax audits. The impact on our income tax provision resulting from the above mentioned factors may be significant and could have a negative impact on our net income.

Our income tax returns are audited by federal, state and foreign tax authorities. We are currently under examination by the Internal Revenue Service for the 2005, 2006 and 2007 tax years and by various state and foreign jurisdictions. There are differing interpretations of tax laws and regulations, and as a result, significant disputes may arise with these tax authorities involving issues of the timing and amount of deductions and allocations of income among various tax jurisdictions. Resolution of one or more of these exposures in any reporting period could have a material impact on the results of operations for that period.

Changes in accounting rules or policies may affect our financial position and results of operations.

U.S. generally accepted accounting principles and related implementation guidelines and interpretations can be highly complex and involve subjective judgments. Changes in these rules or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

If we fail to attract and retain highly qualified personnel, we may be unable to successfully develop new product candidates, conduct our clinical trials and commercialize our product candidates.

Our future success will depend in large part on our continued ability to attract and retain highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, governmental regulation and commercialization. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. Competition for qualified personnel in the biopharmaceutical field is intense, and there is a limited pool of qualified potential employees to recruit. We may not be able to attract and retain quality personnel on acceptable terms. If we are unsuccessful in our recruitment and retention efforts, our business may be harmed.